Exhibit 16.1

January 3, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by TuHURA Biosciences, Inc. (f/k/a Kintara Therapeutics, Inc.) under Item 4.01 of its Form 8-K dated January 3, 2025. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of TuHURA Biosciences, Inc. contained therein.

Very truly yours,

Marcum LLP